Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IMPERIAL PURCHASER, LLC

IMPERIAL MERGER SUB, INC.

and

IMPERVA, INC.

Dated October 10, 2018

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 10, 2018 by and among Imperial Purchaser, LLC, a Delaware limited liability company (“Newco”), Imperial Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Imperva, Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share”) of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive Fifty-Five Dollars and Seventy-Five Cents ($55.75) in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger and Merger Consideration, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement.

WHEREAS, the Board of Managers of Newco and the Board of Directors of Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, Newco is delivering to the Company a limited guaranty (the “Guaranty”) of Thoma Bravo Fund XIII, L.P. (“Guarantor”), pursuant to which the Guarantor has guaranteed certain of the obligations of Newco and Merger Sub under this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the Company’s directors and officers have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Newco and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals’ Shares in favor of the approval of this Agreement and against any Acquisition Proposal.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Newco. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Imperva, Inc.”

(ii) Bylaws. Subject to the terms of Section 7.11, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any Company Securities, other than as otherwise set forth in this Section 1.4(b), each Share that is outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration upon the surrender of the Certificate representing such Share or the transfer of such Uncertificated Share in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification or other like change with respect to Shares having a record date on or after the date hereof and prior to the Effective Time. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable in respect thereof pursuant to this Section 1.4(b)(i). The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares is presented to the Surviving Corporation for any reason, then such certificate shall be cancelled and exchanged for the Merger Consideration in accordance with this Section 1.4(b).

(ii) Owned Shares. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company or the holders of any Company Securities, each Share that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Owned Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding anything to the contrary set forth herein, Shares issued and outstanding immediately prior to the Effective Time (other than Owned Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such Shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such Shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such Share or transfer of such Uncertificated Share, as the case may be (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)). The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Newco shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(c) Stock Awards of the Company.

(i) Stock Options.

(A) To the extent not exercised prior to the Effective Time, each outstanding vested Company Option (including any Company Option that vests in connection with the Merger) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of this Agreement) equal to the product of: (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such vested Company Option, multiplied by (y) the number of Shares issuable upon the exercise in full of such vested Company Option (the “Option Consideration”); provided, however, that if the exercise price per share of any such vested Company Option is equal to or greater than the Merger Consideration, such vested Company Option shall be cancelled and terminated without any cash payment or other consideration being made in respect thereof. The Company agrees to take all action reasonably necessary to effectuate this cancellation of Company Options upon the Effective Time and to give effect to this Section 1.4(c)(i)(A) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than ten (10) Business Days) following the

Closing, Newco shall cause the Surviving Corporation to pay to each holder of a Company Option the Option Consideration (if any), without interest and less any applicable withholding Taxes, required to be paid to the holder of such Company Option. The cancellation of a Company Option as provided in the first sentence of this Section 1.4(c)(i)(A) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Company Option.

(B) Each unvested Company Option outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) shall be cancelled and converted into the contingent right to receive at the Effective Time, in consideration of the cancellation of such unvested Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of the Merger Agreement), equal to the product of: (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such unvested Company Option; and (y) the number of Shares issuable upon the exercise in full of such unvested Company Option (the “Contingent Option Consideration”); provided, however, that if the exercise price per share of any such unvested Company Option is equal to or greater than the Merger Consideration, such unvested Company Option shall be cancelled and terminated without any cash payment being made, or any contingent right to receive any cash payment being granted, in respect thereof; provided, further, that such per share Contingent Option Consideration shall not be paid at the Effective Time but shall instead be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the Original Vesting Conditions. As soon as practicable (and in no event more than the later of (x) ten (10) Business Days and (y) the next regularly scheduled payroll of the Surviving Corporation) following satisfaction of the Original Vesting Conditions, Newco shall cause the Surviving Corporation to pay the per share Contingent Option Consideration, without interest and less any applicable withholding Taxes, required to be paid to the holder of such Company Option. The cancellation of a vested Company Option as provided in the first sentence of this Section 1.4(c)(i)(B) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Company Option.

(ii) RSUs.

(A) Each vested RSU (including each vested PRSU) outstanding as of immediately prior to the Effective Time (including any RSU that becomes a vested RSU in connection with the Merger) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of this Agreement) equal to the product of: (x) the Merger Consideration and (y) the number of Shares subject to such vested RSU (the “RSU Consideration”). As soon as practicable (and in no event more than ten (10) Business Days) following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of a vested RSU the RSU Consideration, without interest and less any applicable withholding Taxes, required to be paid to the holder of such vested RSU; provided, however, that any payment in respect of any vested RSU shall be made in compliance with Section 409A of the Code. The cancellation of an unvested RSU as provided in the first sentence of this Section 1.4(c)(ii)(A) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such RSU.

(B) Each unvested RSU (including each unvested PRSU) outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) shall be cancelled and converted at the Effective Time into the contingent right to receive, in consideration of the cancellation of such unvested RSU, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of the Merger Agreement), equal to the product of: (x) the Merger Consideration; and (y) the number of Shares subject to such unvested RSU (the “Contingent RSU Consideration”); provided, however, that such per share Contingent RSU Consideration shall not be paid at the Effective Time but shall instead be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the Original Vesting Conditions. As soon as practicable (and in no event more than the later of (x) ten (10) Business Days and (y) the next regularly scheduled payroll of the Surviving Corporation) following satisfaction of the Original Vesting Conditions, Newco shall cause the Surviving Corporation to pay the per share Contingent RSU Consideration, without interest and less any applicable withholding taxes, required to be paid to the holder of such RSU; provided, however, that any payment in respect of any vested RSU shall be made in compliance with Section 409A of the Code. The cancellation of an unvested RSU as provided in the first sentence of this Section 1.4(c)(ii)(B) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such RSU.

(C) For RSUs that are subject to performance-based vesting conditions (each, a “PRSU”), the level of achievement of the applicable performance metrics will be determined by the Company or a committee thereof in accordance with the Company Equity Incentive Plan and the applicable PRSU agreement (provided, however, that such level of achievement shall not exceed the greater of (1) target performance and (2) the actual achievement of the performance goals attributable to such PRSUs) as of immediately prior to the Effective Time and, upon such determination, the resulting vested PRSUs and unvested PRSUs will be treated as vested RSUs pursuant to Section 1.4(c)(ii)(A) and unvested RSUs pursuant to Section 1.4(c)(ii)(B), respectively.

(d) Company ESPP. Within ten (10) Business Days following the date hereof, the Company Board or a committee thereof shall take all actions with respect to the Company ESPP that are necessary to provide that (i) with respect to the offering period in progress as of the date hereof under the Company ESPP (the “Final Offering Period”), all outstanding purchase rights under the Final Offering Period shall automatically be exercised, in accordance with the terms of the Company ESPP, upon the earlier of (x) immediately prior to the Effective Time and (y) the last day of such Offering Period (as defined in the Company ESPP) (the “Offering Period End Date”), and (ii) the Offering Period End Date shall constitute the last day of the Final Offering Period for purposes of determining the purchase price pursuant to the Company ESPP. The Company shall cause the amount credited to each participant’s account under the Company ESPP as of the Offering Period End Date to be applied to purchase the number of Shares that could be purchased with such amount on such date pursuant to the Company ESPP. Within ten (10) Business Days following the date hereof, the Company Board shall take all such actions as are required to provide that, with respect to the Company ESPP: (i) no individuals will be permitted to newly enroll in the Company ESPP following the date hereof, and (ii) no existing participants will be permitted to increase their respective rates of deductions and purchases (including non-payroll contributions) following the date hereof. The Company shall terminate the Company ESPP in its entirety effective as of immediately prior to the Effective Time. For the avoidance of doubt

(x) the Company shall not be permitted to extend any offering period under the Company ESPP that is outstanding as of the date of this Agreement, (y) all Shares purchased in the Final Offering Period shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (z) no offering period under the Company ESPP shall commence from and after the Offering Period End Date.

(e) Section 102 Securities. Notwithstanding anything to the contrary in Section 1.4(c), the Option Consideration payable pursuant to Section 1.4(c)(i) with respect to Section 102 Options, the RSU Consideration payable pursuant to Section 1.4(c)(ii) with respect to Section 102 RSUs and the consideration payable pursuant to Section 1.4(b) with respect to Section 102 Shares (collectively, the “102 Amounts”) shall be paid (either directly or indirectly) to the Section 102 Trustee for the benefit of the beneficial owners thereof, who shall pay out the 102 Amounts, as applicable, and withhold the applicable tax either directly or through the applicable Israeli Subsidiary of the Company, in each case in accordance with the provisions of Section 102 and the Option Tax Ruling, if obtained. The 102 Amounts shall be held in trust by the Section 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the Option Tax Ruling, if obtained, and shall be released by the Section 102 Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the Section 102 Trustee, in accordance with the terms and conditions of Section 102 of the Ordinance and the Option Tax Ruling, if obtained.

1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action. The Company (including the Company Board and each relevant committee thereof) will ensure that, following the Effective Time, no participant in any Company Equity Incentive Plan or other similar Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

1.6 No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

ARTICLE II

THE CLOSING

2.1 The Closing.

(a) The consummation of the Merger shall take place at a closing (the “Closing”) via the electronic exchange of documents and signature pages on a date and at a time to be agreed upon by Newco and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Newco and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(b) Notwithstanding Section 2.1(a), if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to Section 2.1(a), the Closing will occur on the earlier of (i) any Business Day before or during the Marketing Period specified by Newco on two (2) Business Days prior written notice to the Company and (ii) the first Business Day after the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Section 2.2, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other date and time as Newco and the Company shall mutually agree upon in writing.

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction of each of the following conditions prior to or at the Closing:

(i) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) Requisite Regulatory Approvals.

(A) All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(B) All antitrust, competition and merger control consents and other consents of Governmental Authorities, in each case set forth in Section 2.2(a)(ii)(B)(1) of the Company Disclosure Letter, shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(iii) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have:

(A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(B) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

(b) Additional Newco and Merger Sub Conditions. The obligations of Newco and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing, any of which may be waived exclusively by Newco and Merger Sub:

(i) Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date, it being agreed and understood that any failure to perform or comply with Section 5.2(b) that, together with any inaccuracies in the Capitalization Representations, would, individually or in the aggregate, increase the Aggregate Consideration payable in the Merger by more than $6,500,000, shall be deemed a material breach of such covenant.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of the Company set forth in Section 3.1 (other than clause (b) therein), Section 3.2, Section 3.3 and Section 3.23 (the “Fundamental Representations”) (i) shall have been true and correct in all respects as of the date of this Agreement, and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date).

(B) The representations and warranties of the Company set forth in Section 3.5 (the “Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (i) and (ii), for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except in each case for any inaccuracies that would not, individually or in the aggregate, increase the Aggregate Consideration payable in the Merger by more than $6,500,000.

(C) The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations and the Capitalization Representations) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had a Company Material Adverse Effect, and (ii) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date that has not had a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(iii) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(iv) Receipt of Officers’ Certificate. Newco and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in this Section 2.2(b).

(c) Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing, any of which may be waived exclusively by the Company:

(i) Compliance with Agreements and Covenants. Newco and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement that are qualified by “materiality” shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date). The representations and warranties of Newco and Merger Sub set forth in this Agreement that are not so qualified by “materiality” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).

(iii) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Newco and Merger Sub by a duly authorized officer of each of Newco and Merger Sub, certifying the satisfaction of the conditions set forth in this Section 2.2(c).

2.3 Issuance of Merger Consideration After the Closing.

(a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund.

(i) Creation of Payment Fund. On the Closing Date, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Owned Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). From time to time following the Effective Time as required, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder.

(ii) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of Section 1.4(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Laws), solely as general unsecured creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of Article I. Any amounts remaining unclaimed by holders of the Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(c) Exchange Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days thereafter), Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Owned Shares and Dissenting Shares) (or effective affidavits of loss in lieu thereof) or transfer of non-certificated Shares (excluding Owned Shares and Dissenting Shares) represented by book entry (“Uncertificated Shares”) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss and indemnity in lieu therefor) or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share, upon surrender to the Payment Agent of a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, together with (x) in the case of Shares represented by a Certificate, surrender to the Payment Agent of such Certificate or (y) in the case of Shares represented by book-entry, receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request). Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transferred Shares. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f) Tax Withholding. Each of the Payment Agent, Newco, the Surviving Corporation and the 102 Trustee shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law and the Options Tax Ruling, if obtained. To the extent that such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, and (ii) as disclosed in the SEC Reports, including the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017 (other than disclosures in the “Risk Factors” or “Special Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.5 and clause (a) of Section 3.10), the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of (a) the certificate of incorporation and bylaws, as amended to date, of the Company and (b) the minutes of all meetings of the Company Board and each committee of the Company Board since December 31, 2016. The Company is not in material violation of its certificate of incorporation or bylaws.

3.2 Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than, in the case of the Merger, obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger and Merger Consideration, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(d) Other than Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover Applicable Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e) The Company Board has received an oral opinion of Qatalyst Partners LP (subsequently confirmed in writing) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received under this Agreement by the holders of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Newco, for informational purposes only, promptly after the execution and delivery of this Agreement by each of the parties hereto.

(f) Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Common Stock necessary (under Applicable Law, the Company’s governing documents or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.3 Required Governmental Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act, the Antitrust Laws and foreign investment laws of the Relevant Jurisdictions and (d) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.4 No Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents referred to in Section 3.3, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 145,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the close of business on October 5, 2018, (A) 35,151,159 Shares were issued and outstanding, (B) 0 Shares were held by the Company as treasury shares and (C) no Preferred Shares were outstanding. Since the close of business on October 5, 2018, the Company has not issued any Shares other than pursuant to the exercise of Company Options. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) 3,267,010 Shares are subject to issuance pursuant to Outstanding Stock Awards (of which, 736,191 Shares were reserved for issuance pursuant to outstanding Company Options (which Company Options have a weighted average exercise price of $34.8849 per share), 2,058,611 Shares were reserved for issuance pursuant to outstanding RSU awards (excluding PRSUs) and 472,208 Shares were reserved for issuance pursuant to outstanding PRSUs at the maximum achievement level) and 1,546,859 Shares were reserved for purchase under the Company ESPP as of the close of business on October 5, 2018. Except as otherwise set forth in this Section 3.5, since October 5, 2018, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award. All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan. Between the close of business on October 5, 2018 and the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Newco, would constitute a breach of Sections 5.2(b), 5.2(c) or 5.2(d).

(c) Other than as referred to in Section 3.5(a) and Section 3.5(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company, other than the Voting Agreements.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth the maximum aggregate purchase price for Company Common Stock to be purchased under the Company ESPP (assuming for this purpose that (i) the closing price of the Shares on the NASDAQ on the trading day immediately preceding the date of this Agreement is the Purchase Price (as defined in the Company ESPP) and (ii) no new offering period under the Company ESPP commences following the date of this Agreement in accordance with Section 1.4(d)).

(f) The aggregate consideration payable for Shares, Company Options and RSUs payable to the holders hereof under Article I as of the date of this Agreement shall not exceed $2,122,204,908 (the “Aggregate Consideration”), which consists of (i) $1,964,805,222 with respect to holders of Shares (including Shares issued after the date of this Agreement pursuant to outstanding purchase rights under the Company ESPP as of the date hereof), (ii) $16,306,527 with respect to holders of Company Options outstanding as of the date hereof, (iii) $114,767,563 with respect to RSUs (excluding PRSUs) outstanding as of the date hereof and (iv) $26,325,596 with respect to PRSUs outstanding as of the date hereof (assuming the maximum achievement level); provided, however, that the Company shall not be deemed to have breached this Section 3.5(f) (A) solely by virtue of proper exercises of Company Options or the vesting of RSUs outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Options or vesting of RSUs does not increase the Aggregate Consideration (after taking into account the payment of the exercise price of the Company Options to the Company), or (B) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii) and (iii) of this Section 3.5(f), so long as such changes do not increase the Aggregate Consideration (after taking into account the payment of the exercise price of the Company Options to the Company).

3.6 Subsidiaries.

(a) The Company has delivered or made available to Newco a complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7 SEC Reports.

(a) Since December 31, 2016 (the “Reference Date”), the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents filed, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed.

(c) Since the Reference Date, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(d) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since the Reference Date, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any substantive or credible and material claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f) Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since the Reference Date, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g) Since the Reference Date, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or alleged commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract (none of which is a Liability for a material breach thereof) and (e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet and that would not have a Company Material Adverse Effect.

3.10 Absence of Certain Changes.

(a) Since January 1, 2018, there has not been any Company Material Adverse Effect.

(b) Since June 30, 2018 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and there has not been or occurred or there does not exist, as the case may be, any action that, if taken after the date of this Agreement without the prior written consent of Newco, would constitute a breach of Section 5.2.

3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof. The Company has delivered or made available to Newco complete and correct copies of each such Material Contract.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, other than any such Material Contract that after the date hereof is terminated or expires in accordance with its terms, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, in any material respect, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder in any material respect by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify (other than modifications in the ordinary course of business that are not materially adverse to the Company), any Material Contract.

3.12 Compliance with Laws and Orders. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Leased Real Property), are not subject to any Liabilities arising under any Applicable Law or Order and are in compliance with all Applicable Laws and Orders. To the knowledge of the Company, during the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.12 remains outstanding or unresolved as of the date of this Agreement.

3.13 Permits. The Company and its Subsidiaries are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Leased Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. During the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.14 Legal Proceedings and Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, or against any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Leased Real Property, or (to the knowledge of the Company) against third parties affecting such properties, in each case that (a) involves an amount in controversy in excess of $500,000, (b) seeks material injunctive relief or (c) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Leased Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order.

3.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them; and (ii) paid, or have reserved in accordance with GAAP on the face of the Balance Sheet (as opposed to the notes thereto) for the payment of, all Taxes that are required to be paid. The Balance Sheet reflects a reserve in accordance with GAAP for all material Taxes accrued but not yet paid by the Company and its Subsidiaries through the date of such Balance Sheet, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

(b) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(c) No audits or other examinations with respect to material amounts of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing to the Company that have not been conclusively resolved in full. In the last five (5) years, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the two (2) year period ending on the Closing Date.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Neither the Company nor any of its Subsidiaries has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder or is subject to reporting obligations under Sections 131D and 131E of the Ordinance or similar provisions under the Israel Value Added Tax Law of 1975 and the Israeli Land Taxation Law (Appreciation and Acquisition) of 1963.

(g) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-United States income Tax Law), entered into prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (v) election under Section 108(i) of the Code made on or prior to the Closing Date.

(i) The Company and its Subsidiaries are not, and were not, required to include any amounts in income pursuant to Section 965 of the Code.

(j) Each Employee Plan that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance (“Section 102 Plan”) has received a favorable determination or approval letter or is otherwise approved by the ITA as such. All Company Options and Company RSUs granted and Company Shares issued under any Section 102 Plan have been granted or issued, as applicable, in compliance in all respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to approve a Section 102 Plan, the appointment of an authorized trustee to hold the Company Options, Company RSUs and, if applicable, Company Shares issued upon exercise of Company Options, the execution by each holder of Company 102 Securities of an undertaking to comply with the provisions of Section 102 of the Ordinance, and the timely deposit of such securities or related documents with such trustee, pursuant to the terms of Section 102 and the guidance of the ITA published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(k) Neither the Company nor any of its Subsidiaries that is organized outside of Israel (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance or (ii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Israeli Law relating to Taxes.

(l) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(m) Neither the Company nor any of its Subsidiaries has been at any time a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(n) Except as set forth on Section 3.15(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any material Government Grants, including but not limited to Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status (as such terms are defined in the Law for the Encouragement of Capital Investment of 1959) from the Investment Center. Except as set forth on Section 3.15(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material outstanding financial liabilities under any such Government Grants (including any related Tax rulings). The Company’s Subsidiaries are in compliance in all material respects with the terms, conditions and requirements of their respective Government Grants and have duly fulfilled in all material respects all the undertakings relating thereto. As of the date hereof, none of the Company’s Subsidiaries has retained earnings which would be subject to corporate Tax due to the distribution of a “dividend” from such earnings, as the term “dividend” is specifically defined by the ITA in the framework of the Law for the Encouragement of Capital Investment of 1959.

(o) Since the Reference Date, no deficiencies for any Taxes have been asserted in writing or assessed in writing, or proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business consistent with past practice through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

(p) Each of the Company’s Subsidiaries that is organized under the Laws of the State of Israel is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all material respects with all applicable requirements concerning VAT. Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company’s Subsidiaries that is organized under the Laws of the State of Israel (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under any Law. None of the Company nor its Subsidiaries that are organized outside of Israel has ever been, or currently is, required to effect Israeli VAT registration.

(q) Except as would not have a Company Material Adverse Effect, (i) all intercompany transactions between the Company and the Subsidiaries have met the requirements of Section 482 of the Code and the regulations thereunder (or any corresponding provision of state, local or non-U.S. Tax Law); (ii) the prices and terms for the provision of any loan, property or services by or to the Company and its Subsidiaries are at arm’s length and all required documentation has been timely prepared or obtained and retained; and (iii) the Company and its Subsidiaries comply, and have always been compliant, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter contains a complete and accurate list of all material Employee Plans other than (i) any agreement, understanding or arrangement under which a single individual (who is not an officer or director of the Company or any of its Subsidiaries) is eligible to receive immaterial compensation and/or benefits and that is terminable by the Company or its Subsidiary at-will or with no more than three (3) months’ notice or cash severance (other than as required by Applicable Law) without liability or financial obligation to the Company or (ii) any statutory benefits required by local Applicable Law. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Newco complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the most recent plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each international Employee Plan, to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (2) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment and (G) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and, to the knowledge of the Company, nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) To the knowledge of the Company, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(f) Neither the Company, any of the its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(g) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(h) Each Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) has been at all times since January 1, 2005 (or, if later, the date it became effective) in operational compliance in all material respects with Section 409A and at all times since January 1, 2009 (or, if later, the date it became effective) in documentary compliance in all material respects with Section 409A. All Company Options have been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option was granted, as determined in accordance with Applicable Law, including Section 409A.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

(j) No deduction for federal income tax purposes has been disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code.

3.17 Labor Matters.

(a) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement other than nationwide or industry wide agreements that apply to the Company as a matter of Law or extension orders applicable to all employers in Israel or in the High Tech sector in Israel (“Collective Bargaining Agreements”). Neither the Company nor any of its Subsidiaries are, nor have ever been, a member of any employers’ association or organization. Neither the Company nor any of its Subsidiaries has paid, or, to the knowledge of the Company, has been required or requested to pay, any amounts (including professional organizational handling charges) to any employers’ association or organization.

Except as would not have a Company Material Adverse Effect, there are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. Except as would not have a Company Material Adverse Effect, there are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened, nor has the Company or any of its Subsidiaries received notice of complaints, charges or claims against the Company or any of its Subsidiaries, and, to the knowledge of the Company and its Subsidiaries, no such complaints, charges or claims have been threatened by or before any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of, or failure to employ any individual by the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, working during rest days, social benefits contributions, severance pay, termination of employment, and engaging employees through services providers and in each case, with respect to employees: (i) to the knowledge of the Company has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) to the knowledge of the Company is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) to the knowledge of the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). Except as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any unsatisfied obligations of any nature with respect to any former employee or contractor, and the termination of each former employee and contractor of the Company and its Subsidiaries was made in material compliance with all Applicable Laws and Contracts. Except as would not have a

Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee, (y) any employee leased from another employer, or (z) any employee currently or formerly classified as exempt from overtime wages. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with WARN. To the knowledge of the Company in the past two (2) years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. To the knowledge of the Company neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

(d) Except as would not have a Company Material Adverse Effect, no current or former employee or contractor of the Company’s Subsidiaries incorporated in Israel (the “Israeli Subsidiaries”) is or was engaged by the Israeli Subsidiaries without a written contract, or no such employee or contractor failed to execute an agreement concerning, intellectual property, confidentiality and non-competition. To the knowledge of the Company, no current employee of the Israeli Subsidiaries is in material violation of any term of any employment agreement, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant with a former employer relating to the right of any such employee to be employed by the Israeli Subsidiaries due to the nature of the businesses of the Company and its Subsidiaries or the use of Trade Secrets or proprietary information of others. All independent contractors and consultants to the Israeli Subsidiaries (“Contractors”) can be terminated on notice of thirty days or less to the Contractor. Except as would not have a Company Material Adverse Effect, (i) all Contractors are, and all former Contractors were, correctly classified as independent contractors and would not reasonably be expected to be reclassified by any Israeli Governmental Authority as employees of the Israeli Subsidiaries, for any purpose whatsoever; (ii) according to the Contractors’ agreements with the Israeli Subsidiaries, no Contractor is entitled to any rights as an employee under the applicable labor Laws and (iii) all current and former Contractors have received all rights to which they are and were entitled according to any Applicable Law or Contract with the Israeli Subsidiaries. None of the Israeli Subsidiaries are engaged with any personnel through manpower agencies.

(e) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company’s and its Subsidiaries’ liability with respect to their Israeli employees for severance pay, accrued vacation and contributions to all Company Plans are fully funded or, if not required by any source to be funded, are accrued on the

Company’s or Subsidiaries’ (as applicable) financial statements as of the date of such financial statements and (ii) any Section 14 Arrangement under the Israeli Severance Pay Law—1963 has been properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current Israeli employees of the Israeli Subsidiaries who reside in Israel based on their full salaries and from their commencement date of employment.

3.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries has ever owned any real property, nor is party to any agreement to purchase or sell any real property.

(b) The Company has delivered or made available to Newco a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore made available to Newco true, correct and complete copies of all material Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company has delivered or made available to Newco a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of their business and there are no other parties occupying or with a right to occupy the Leased Real Property.

(c) Each Lease constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as described in the copies of the Leases that have previously been delivered by the Company to Newco. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Leased Real Property nor is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions.

(d) Each Leased Real Property and all of its operating systems are in good operating condition and repair, and free, to the knowledge of the Company, from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(e) The Company has not received any notice from any insurance company of any defects or inadequacies in any Leased Real Property or any part thereof which could materially and adversely affect the insurability of such Leased Real Property or the premiums for the insurance thereof. No written notice has been given by any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(f) There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated. There are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Leased Real Property.

3.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Liens and defects in title that would not have a Company Material Adverse Effect.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter contains a complete and accurate list of the Company Intellectual Property Rights that are Registered IP (“Company Registered IP”).

(b) The Company has no knowledge of any information, materials, facts or circumstances that would render any material Company Registered IP invalid or unenforceable.

(c) With respect to each item of Company Registered IP to which the Company has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP, (ii) such item is currently in compliance with all formal legal requirements with respect thereto and (iii) such item is not subject to any overdue maintenance fees or taxes.

(d) To the knowledge of the Company, the Company or one of its Subsidiaries holds exclusive ownership of, or has a valid license or other valid right to use, all Intellectual Property Rights that are used in or necessary for the operation of their respective businesses in all material respects as presently conducted. The Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens.

(e) To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries, including the development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products, as presently conducted does not infringe or misappropriate any Intellectual Property Right of any third Person.

(f) The Company and each of its Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property Rights, and to the knowledge of the Company, there is no (and since the Reference Date there has not been any) unauthorized use, disclosure or misappropriation of any such Trade Secrets that are Company Intellectual Property Rights by any Person.

(g) During the three (3) years prior to the date of this Agreement, (i) to the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) has infringed or is infringing upon, or has violated or is otherwise violating, any Company Intellectual Property Rights and (ii) neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h) There is not, and has not been during the three (3) years prior to the date hereof, any Legal Proceeding made, conducted or brought by a third Person that has been served upon or filed, or any other claim of which the Company or any of its Subsidiaries has received written notice, with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any material Company Intellectual Property Rights, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses.

(j) The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use of Public Software. The Company and its Subsidiaries are in compliance in all material respects with all applicable licenses related to the Public Software.

(k) The Company and its Subsidiaries have not disclosed, distributed, delivered, licensed, shared or otherwise made available, nor have a duty or obligation (whether present, contingent, or otherwise) to disclose, distribute, deliver, license, share or otherwise make available, the source code for any Company Software or Company Product to any Person (other than employees, consultants and independent contractors who require such source code to perform his or her duties for the Company or its Subsidiaries and are subject to a written confidentiality agreements that reasonably protects against unauthorized disclosure of such source code), and, to the knowledge of the Company, no other Person is in possession of any such source code.

(l) (i) The Company and each of its Subsidiaries, and the operation of the Business of the Company and its Subsidiaries, including the Company Products, are and have been conducted in material compliance with applicable Data Security Requirements, (ii) neither the Company nor any of its Subsidiaries has received, or been subject to, any claims, complaints or other written notices, or been the subject of, any investigation, inquiry, enforcement proceedings or audit with respect to the same, from any Governmental Authority, alleging non-compliance with the Data Security Requirements, and no such investigation, inquiry or proceedings have been threatened or, to the knowledge of the Company, are likely to arise and (iii) the transactions contemplated by this Agreement will not result in any material liabilities in connection with any Data Security Requirements.

3.21 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.22 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns 5% or more of the Shares, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.23 Brokers. Except for Qatalyst Partners LP, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

3.24 Government Contracts. The Company has not (a) breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract, (b) been suspended or debarred from bidding on government contracts by a Governmental Authority, (c) been audited or investigated by any Governmental Authority with respect to any Government Contract, (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract, (e) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform or (f) granted the government unlimited rights or government purpose rights in any data including any software developed by the Company, in each case of clauses (a)-(f), that would have a Company Material Adverse Effect. The Company has complied in all material respects with all Applicable Laws, regulations and other governmental policies related to any Company or Subsidiary facility security clearance.

3.25 Anti-Bribery and Export Compliance.

(a) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors has and, to the knowledge of the Company and its Subsidiaries, no partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other applicable anti-corruption or anti-money laundering law (collectively, “Anti-Corruption Laws”); and (ii) neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company, any of its Subsidiaries or any of their respective officers or directors or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any Anti-Corruption Law.

(b) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries and their employees, officers, and directors, and, to the knowledge of the Company and its Subsidiaries, their partners, distributors, resellers, and agents are and have been in material compliance with all export control and import control Applicable Laws, including those administered by the European Union, U.S. Department of Commerce, U.S. Customs and Border Protection, and the U.S. Department of State, and with all applicable economic sanctions, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Department of Commerce, (ii) neither the Company nor any Subsidiary nor any officer or director of the Company, nor any agent acting on behalf of the Company is designated or is owned or controlled by any person designated on any restricted party list of any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, and (iii) other than routine audits by Governmental Authorities, neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation, audit or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any export, import or economic sanctions Applicable Law.

3.26 Indebtedness. Section 3.26 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness which is material to the Company and its Subsidiaries outstanding as of the date of this Agreement, other than Indebtedness reflected in the Balance Sheet or otherwise included in the SEC Reports.

3.27 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries are not subject to any Liabilities under, and are in compliance with, all Environmental Laws, including all Permits required under Environmental Laws, (b) neither the Company nor any of its Subsidiaries has received any unresolved notice, report, or other information regarding, and there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging, any violation of, or Liabilities under, any Environmental Laws, and (c) neither the Company nor any of its Subsidiaries (nor any of their predecessors or Affiliates to the extent giving rise to Liabilities to the Company or any of its Subsidiaries) has treated, stored, manufactured, transported, handled, disposed, arranged for or permitted the disposal of, exposed any Person to, owned or operated any facility or property that is or has been contaminated by, or released any substance, in each case so as to give rise to any Liabilities pursuant to Environmental Laws.

3.28 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Newco and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be and has not been relied upon by Newco, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing.

(a) Each of Newco and Merger Sub is duly organized, validly existing and in good standing under Delaware Law and has the requisite limited liability company or corporate power and authority, as applicable, to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco nor Merger Sub will have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Newco is the sole record stockholder of Merger Sub.

4.2 Authorization and Enforceability.

(a) Each of Newco and Merger Sub has all requisite limited liability company power and authority or corporate power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary limited liability company or corporate action on the part of Newco and Merger Sub, and no other limited liability company or corporate proceedings on the part of Newco or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

(b) This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act, the Antitrust Laws and the foreign investment laws of the Relevant Jurisdictions, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Newco Material Adverse Effect.

4.4 No Conflicts. The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the certificates of formation, certificate of incorporation, operating agreement or bylaws of Newco or Merger Sub or, (b) assuming compliance with the matters referred to in Section 4.3, violate or conflict with any Applicable Law or Order, except in the case of clause (b) above, for such violations or conflicts which would not reasonably be expected to have a Newco Material Adverse Effect.

4.5 No Ownership of Company Common Stock. Neither Newco nor Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract) or has owned at any time during the last three (3) years, any Shares. Neither Newco nor Merger Sub nor any of their respective Affiliates is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6 No Stockholder and Management Arrangements. Except for the Voting Agreements or as expressly authorized by the Company, neither Newco or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.7 No Litigation. There are no Legal Proceedings pending or, to the knowledge of Newco, threatened against or affecting Newco or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.

4.8 Solvency. None of Newco, Merger Sub, the Guarantor or the Equity Financing Source is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Newco and Merger Sub is Solvent as of the date of this Agreement, and each of Newco and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement (including the Option Consideration and the RSU Consideration) and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Newco has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.9 Financing.

(a) Newco has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith (the “Equity Commitment Letter”) from the Equity Financing Source pursuant to which the Equity Financing Source has committed to provide, subject to the terms and conditions set forth therein, equity financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof solely for purposes of the Company’s exercise of its rights under Section 9.11(c). The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and the Equity Financing Source, fully and specifically enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(b) Newco has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith, and the executed fee letter related thereto of even date herewith (which such fee letter may be redacted with respect to fee amounts, pricing caps, original issue discount provisions, “flex” and other economic terms, so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing), together with any related engagement letters, exhibits, schedules, annexes, supplements, term sheets and other agreements, in each case from the Commitment Parties (as defined therein) (collectively, the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Financing Commitment Letters”), pursuant to which the agents, arrangers, managers, lenders and other entities party thereto (other than Newco or Merger Sub) and the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto (together with their respective affiliates and their respective affiliates’ officers, directors, employees, controlling persons, agents and Representatives and their respective successors and assigns, the “Debt Financing Sources” and together with the Equity Financing Source, the “Financing Sources”) has/have committed to provide, subject to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). Any reference in this Agreement to (i) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 7.3, and (ii) the “Financing” will include the financing contemplated by the Financing Commitment Letters as amended or modified in compliance with the provisions of Section 7.3. As of the date of this Agreement, Newco has fully paid, or caused to be fully paid, any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitment Letters on or prior to the date of this Agreement, and Newco will pay, or cause to be paid, when due all other commitment fees and other fees arising under the Financing Commitment Letters as and when they become due and payable thereunder. The Debt Commitment Letter, in the form so delivered to the Company, is in full force and effect as of the date hereof, and is a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the other parties thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(c) The aggregate proceeds contemplated by the Financing Commitment Letters are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount “flex”) provided under the Debt Commitment Letter) to enable Newco to (i) consummate the transactions contemplated by this Agreement to be consummated at the Closing upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable at the Closing in respect of Shares in the Merger pursuant to this Agreement, (iii) pay all amounts payable in connection with the Closing in respect of the Option Consideration and the RSU Consideration under this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated to be funded by Newco at the Closing under by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement or the Financing Commitment Letters incurred by Newco, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates and required to be paid at the Closing by such party.

(d) As of the date of this Agreement, (i) none of the Financing Commitment Letters have been amended or modified (and no such amendment or modification is contemplated except (x) in connection with any amendments or modifications to effectuate any “flex” terms contained in the Debt Commitment Letter provided as of the date hereof, (y) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and/or (z) as otherwise permitted under Section 7.3(a)), and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated) except to the extent permitted under Section 7.3(a). Except as set forth in the Financing Commitment Letters, there are no side letters or other agreements, contracts or arrangements to which Newco or Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco under any term or condition of the Financing Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters in the form so delivered to the Company. As of the date of this Agreement, Newco has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Newco at the Closing, including any reason to believe that any of the Financing Sources, or the Equity Financing Source will not perform their respective funding obligations under the Financing Commitment Letters in accordance with their respective terms and conditions.

(e) None of the Guarantor, the Equity Financing Source, Newco, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person directly or indirectly prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries.

4.10 Guaranty. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.

4.11 Non-Reliance. Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Newco, Merger Sub and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Newco and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Newco and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III, (x) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Newco, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III, (y) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by Newco, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (z) any forward-looking estimate, projection, prediction, data, financial information, memorandum, presentation or any other forward-looking materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives (collectively, the “Projections”), including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III. Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Newco, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation. Newco and Merger Sub further acknowledge (each for itself and on behalf of its Affiliates and Representatives) that there are uncertainties inherent to all Projections with which Newco and Merger Sub are familiar, that Newco and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of the Projections (including the assumptions underlying the Projections) and that neither the Company nor any of its Subsidiaries or Representatives will have any liability to Newco, Merger Sub or any other Person with respect to the Projections. Notwithstanding the foregoing, nothing in this Section 4.11 serves to modify the representations and warranties of the Company contained in Article III (as modified by the Company Disclosure Letter) or the right of Newco and the Merger Sub to rely thereupon.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and each of its Subsidiaries shall (a) carry on its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations in all material respects, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships with material customers, suppliers, distributors, licensors and licensees, as well as governmental agencies, applicable regulatory authorities and others with which it has significant business dealings.

5.2 Restrictions on Company Operations. Except as expressly required or permitted by this Agreement, as set forth in Section 5.2 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Shares pursuant to Stock Awards outstanding prior to the date hereof, (B) subject to Section 1.4(d), under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereof, (C) issuances or sales of Subsidiary Securities to the Company or another wholly owned Subsidiary of the Company or (D) grants of Stock Awards described in Section 5.2(b) of the Company Disclosure Letter (provided, that such Stock Awards shall not be subject to or include any acceleration of vesting conditions in connection with the Merger or the transactions contemplated by this Agreement);

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay all or a portion of the exercise price of the Company Options, (B) the withholding of Shares to satisfy all or a portion of any Tax obligations with respect to Stock Awards and (C) the acquisition of Stock Awards in connection with the forfeiture of such awards;

(d) other than cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for loans or advances to direct or indirect wholly owned Subsidiaries or letters of credit put in place, operating leases entered into, or short-term, immaterial debt incurred, in each case in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for advances of travel and other business expenses in the ordinary course of business to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by the existing terms of any Employee Plan or Contract in effect as of the date hereof or by Applicable Law, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of (A) any director or officer or (B) other than in the ordinary course of business, any consultant, independent contractor or employee (including offer letters with new employee hires and new contractor or consultant engagements in the ordinary course of business), in each case, in any manner; (ii) increase in any manner the compensation or benefits of (A) any director or officer or (B) other than in the ordinary course of business consistent with past practice, any employee who is Vice President level and below (other than a Vice President level employee who is a direct report to the Company’s Chief Executive Officer); (iii) pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee or (iv) pay any benefit not required by or made pursuant to any plan or arrangement as in effect as of the date hereof, other than in the ordinary course of business;

(h) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(i) acquire, sell, lease, abandon (other than in the Company’s reasonable business discretion), license or dispose of any property or assets in any single transaction or series of related transactions, except in connection with the marketing, development, manufacturing, sale, distribution, support or maintenance of Company Products or for grants of non-exclusive licenses of Intellectual Property Rights, in each case, in the ordinary course of business;

(j) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(k) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business;

(l) (i) make or change any material Tax election, (ii) file any amended income Tax Return, or any other amended Tax Return that would materially increase the Taxes payable by the Company or its Subsidiaries, (iii) settle or compromise any material Liability for Taxes or (iv) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (v) fail to pay any material Taxes as they become due and payable (including estimated taxes), except to the extent such Taxes are contested in good faith and adequate reserves have been established for such Taxes in accordance with GAAP;

(m) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) involving payments of more than $250,000 in the aggregate per year or (ii) modify, amend or exercise any right to renew any lease or sublease of real property (other than renewals of a lease or sublease which is terminable upon notice of three (3) months or less or which involves payments of no more than $100,000 in the aggregate per year) or waive or violate any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any real property or any part thereof (other than a Permitted Lien);

(n) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) other than in the ordinary course of business, enter into, renew or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $4,000,000 per fiscal quarter for each fiscal quarter beginning January 1, 2019;

(o) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business or (ii) the settlement, compromise, payment, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that would be material to the Company and its Subsidiaries, taken as a whole;

(p) disclose, deliver, license, escrow or otherwise make available any (i) Technology or Trade Secrets of the Company to any Person (other than such disclosure, delivery, license or escrow pursuant to a written confidentiality agreement or agreement containing confidentiality provisions, in each case, entered into in the ordinary course of business and with reasonable protections of, and preserving all rights of the Company and its Subsidiaries in and to, such Technology and/or Trade Secrets), or (ii) source code for Company Software or Company Products to any Person (other than employees, consultants and independent contractors who require such source code to perform his or her duties for the Company or its Subsidiaries and are subject to a written confidentiality agreements to reasonably protect against unauthorized disclosure of such source code); or

(q) enter into a Contract or otherwise commit to do any of the foregoing.

If the Company or any of its Subsidiaries desires to take an action that would be prohibited pursuant to the foregoing clauses (a)-(p) without the written consent of Newco, prior to taking such action, the Company may request such written consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an e-mail to the representatives of Newco listed on Section 5.1 of the Company Disclosure Letter.

5.3 No Control. Notwithstanding the foregoing, nothing in this Article V is intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

GO-SHOP; NON-SOLICITATION OF ACQUISITION PROPOSALS

6.1 Go-Shop.

(a) During the period commencing on the date of this Agreement and ending at 11:59 p.m. (New York City time) on the 45th day following the date of this Agreement (the “Go-Shop Period”), the Company and its Representatives and Subsidiaries shall be permitted to, directly or indirectly, (i) solicit, initiate, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) grant a waiver under or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries solely to allow such Third Party to submit an Acquisition Proposal in compliance with this Article VI and (iii) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its Subsidiaries and afford access to the books and records of the Company and its Subsidiaries to any Third Party in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal; provided, that, prior to furnishing such non-public information or affording such access, the Company has entered into an Acceptable Confidentiality Agreement with such Third Party and has previously provided or made available (or provides or makes available within one (1) Business Day) all such information, and has afforded such access, to Newco.

(b) Upon the expiration of the Go-Shop Period, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted prior thereto with respect to any Acquisition Proposal or Acquisition Transaction (other than with respect to each Excluded Party only for so long as such Person is and remains an Excluded Party), and shall terminate all access granted to any such Third Party (other than with respect to each Excluded Party only for so long as such Person is and remains an Excluded Party) to any physical or electronic data room (subject to the Company’s right to subsequently provide access to any such physical or electronic data room pursuant to Section 6.2(b)).

6.2 Non-Solicitation.

(a) From and after the expiration of the Go-Shop Period and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly (other than with respect to each Excluded Party only for so long as such Person is and remains an Excluded Party):

(i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would be reasonably likely to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or an Acquisition Transaction or under circumstances reasonably likely to lead to an Acquisition Proposal or an Acquisition Transaction; or

(iii) take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would be reasonably likely to lead to an Acquisition Proposal or Acquisition Transaction; or

(iv) participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction (other than solely to inform the Third Party of the restrictions set forth in this Section 6.2); or

(v) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction; or

(vi) except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction.

(b) Notwithstanding anything to the contrary in Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, (x) engage or participate in discussions or negotiations with (i) any Excluded Party (only for so long as such Person is and remains an Excluded Party) and (ii) any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.1(a) or Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or would reasonably be likely to lead to a Superior Proposal, and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to any Third Party (and its Representatives and actual and potential financing sources) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.1(a) or Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or would reasonably be likely to lead to a Superior Proposal; provided that, in the case of any action taken pursuant to the foregoing clauses (x) or (y):

(i) the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law;

(ii) either the Company is already a party to an Acceptable Confidentiality Agreement with such Third Party or the Company enters into an Acceptable Confidentiality Agreement with such Third Party;

(iii) the Company notifies Newco of the identity of such Person and provides Newco all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company provides Newco a copy thereof) (provided that the Company shall not be required to make such disclosure to the extent such disclosure is expressly prohibited by the terms of a confidentiality agreement with such Person that is in effect on the date hereof, in which case the Company shall notify Newco that it has received an Acquisition Proposal and provide Newco with a description of the withheld information); and

(iv) contemporaneously with, or promptly (and in any event within twenty-four (24) hours) after, furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes such non-public information to Newco (to the extent such information has not been previously furnished to Newco).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries acting at the direction or on behalf of the Company shall be deemed to be a breach of this Section 6.2 by the Company.

(d) Except as set forth in Section 6.1(a)(ii) (provided that such exception shall only apply during the Go-Shop Period), the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, standstill or similar agreement (or any standstill or confidentiality provision of any other contract or agreement) to which any of the Company or any Subsidiary of the Company is a

party or any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination,” or other antitakeover Applicable Law, and the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by Applicable Law each such agreement.

6.3 Notice and Information.

(a) As promptly as reasonably practicable, and in any event within one (1) Business Day following the expiration of the Go-Shop Period, the Company shall deliver to Newco a written notice setting forth: (i) the identity of each Excluded Party and (ii) the material terms and conditions of the pending Acquisition Proposal made by such Excluded Party. During the Go-Shop Period, the Company shall promptly (and in any event within thirty-six (36) hours) notify Newco in writing of (A) any Acquisition Proposal received by the Company, including the terms and conditions of such Acquisition Proposal and the identity of the Person or group making any such Acquisition Proposal and (B) the provision to a Person or group considering an Acquisition Proposal (or such Person or group’s Representatives) of credentials to access the electronic dataroom established by the Company for legal and business due diligence, including the identity of such Person or group; provided that the Company need not deliver multiple notices pursuant to this clause (B) for successive requests for credentials by different Representatives of such Person or group; and provided, further, in each of the foregoing clauses (A) and (B), that the Company shall not be required to make such disclosure to the extent such disclosure is expressly prohibited by the terms of a confidentiality agreement with such Person that is in effect on the date hereof, in which case the Company shall notify Newco that it has received an Acquisition Proposal and provide Newco with a description of the withheld information. From and after the expiration of the Go-Shop Period, the Company shall promptly (and in any event within thirty-six (36) hours) notify Newco in writing of (x) any Acquisition Proposal received by the Company, (y) any request for information that would be reasonably likely to lead to an Acquisition Proposal received by the Company or its Representatives or (z) any inquiry made to the Company, its Subsidiaries or any of their respective Representatives with respect to, or that would be reasonably likely to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry; provided, in each of the foregoing clauses (x)-(z) that the Company shall not be required to make such disclosure to the extent such disclosure is expressly prohibited by the terms of a confidentiality agreement with such Person that is in effect on the date hereof, in which case the Company shall notify Newco that it has received an Acquisition Proposal and provide Newco with a description of the withheld information.

(b) The Company shall keep Newco reasonably informed on a prompt basis of the status and material details (including all amendments or proposed amendments, whether or not in writing) of any such Acquisition Proposal, request or inquiry (including from an Excluded Party), and promptly (and in any event within thirty-six (36) hours) provide Newco with copies of all documents and written or electronic communications relating to any Acquisition Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Company Stockholder Approval.

(a) Proxy Statement and Other SEC Filings.

(i) Promptly following the date of this Agreement (and in any event, no later than twenty (20) Business Days after the date of this Agreement), the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholders Meeting. Unless the Company Board has effectuated a Company Board Recommendation Change in accordance with Section 7.1(c), the Company must include the Company Board Recommendation in the Proxy Statement.

(ii) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Newco and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Newco, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filings will not, at the time that such Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) If Newco, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to Applicable Law (an “Other Required Newco Filing”), then Newco and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Newco Filing with the SEC. Newco and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Newco Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Newco or Merger Sub nor any of their respective Affiliates may file any Other Required Newco Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by Newco, Merger Sub or their respective Affiliates in good faith. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Newco Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Newco or Merger Sub with respect to any information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filing. The information supplied by Newco, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) Each of the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Newco, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Newco or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the stockholders of the Company.

(v) The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication, which comments shall be considered by the filing party in good faith.

(vi) The Company, on the one hand, and Newco and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(vii) Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the stockholders of the Company as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement) (the “SEC Clearance Date”); provided that, notwithstanding anything to the contrary in the foregoing, if the SEC Clearance Date occurs prior to the end of the Go-Shop Period, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the stockholders of the Company as promptly as reasonably practicable (and in any event no later than five (5) Business Days) after the expiration of the Go-Shop Period.

(b) Stockholder Meeting.

(i) The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the “Company Stockholders Meeting”); provided that, without the prior written consent of Newco and subject to the last sentence of this Section 7.1(b)(i), (x) the Company Stockholders Meeting shall not be held later than the later of (1) forty-five (45) calendar days after the SEC Clearance Date and (2) thirty-five (35) calendar days after the last day of the Go-Shop Period and (y) the Company may not adjourn or postpone the Company Stockholders Meeting. Once established, the Company shall not change the record date for the Company Stockholders Meeting without the prior written consent of Newco (such consent not to be unreasonably withheld, delayed or conditioned) or as required by Applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholders Meeting if (A) there are holders of an insufficient Shares present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, (B) the Company is required to postpone or adjourn the Company Stockholders Meeting by Applicable Law, order or a request from the SEC or its staff or (C) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders Meeting in order to give the stockholders of the Company sufficient time to evaluate any material information or disclosure that the Company has sent to the stockholders or otherwise made available by the Company to the stockholders of the Company (provided that such postponement or adjournment shall be for no more than ten (10) calendar days).

(ii) The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 7.1(c), the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that stockholders of the Company reject it.

(c) Board Recommendation.

(i) Subject to the provisions of this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Newco, (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction, (3) fail to include the Company Board Recommendation in the Proxy Statement or (4) fail to publicly recommend against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal or Acquisition Transaction (the actions or inactions referred to in the preceding clauses (1), (2), (3) and (4) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (x) effect a Company Board Recommendation Change or (y) terminate this Agreement pursuant to Section 8.1(g) to enter into a definitive agreement to consummate a Superior Proposal, in each case at any time prior to obtaining the Requisite Stockholder Approval in the event that:

(A) the Company Board has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.1, Section 6.2(a) or Section 6.2(d) or in material violation of Section 6.2(b);

(B) The Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not constitute a Company Board Recommendation Change);

(C) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(g), the Company Board shall have given Newco at least four (4) Business Days’ prior written notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(ii) or terminate this Agreement pursuant to Section 8.1(g) (the “Change of Recommendation Notice Period”) (which notice shall include the most current version of the proposed definitive agreement (which shall be marked to show changes to this Agreement) and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal);

(D) if requested by Newco, during the Change of Recommendation Notice Period, the Company shall have met and negotiated in good faith with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(E) prior to the end of the Change of Recommendation Notice Period, Newco shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to stockholders of the Company as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (C) above, (y) the Change of Recommendation Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least two (2) Business Days remain in the Change of Recommendation Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) there may be multiple extensions of the Change of Recommendation Notice Period); and

(F) the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco pursuant to clause (E) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change or terminate this Agreement pursuant to Section 8.1(g) in order to enter into a definitive agreement to consummate such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event at any time prior to obtaining the Requisite Stockholder Approval in the event that the Company Board determines (after consultation with its outside legal counsel) that the failure to effect a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided that, prior to effecting a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii), the Company Board shall have given Newco at least four (4) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii) (which notice shall include the reason (in reasonable detail) for such Company Board Recommendation Change) and, if requested by Newco, the Company shall have met and negotiated in good faith with Newco regarding modifications to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(iv) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, for avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d9-f under the Exchange Act.

(d) Transfers. From and after the date of this Agreement until the termination of the Voting Agreements in accordance with their respective terms, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificated or uncertificated interest representing any of the Shares held by any parties to the applicable Voting Agreement that are prohibited by such Voting Agreement.

7.2 Regulatory Approvals.

(a) Filings and Cooperation. As soon as reasonably practicable, and in any event within ten (10) Business Days, following the execution and delivery of this Agreement, each of Newco and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, as well as comparable pre-merger notification and foreign investment filings, forms and submissions that are required in the Relevant Jurisdictions. Each of Newco and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition, merger control or foreign investment authorities of any other jurisdiction and that Newco and the Company reasonably deem necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority in the U.S. or any Relevant Jurisdictions regarding the Merger or any other transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Newco and the Company will consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with Legal Proceedings under or relating to any Antitrust Laws or foreign investment review. Without limiting the generality of the foregoing, to the extent permitted by Applicable Law and to the extent reasonably practicable, in connection with this Agreement and the transactions contemplated hereby, Newco and the Company agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) give each other reasonable opportunity to participate in each of such meetings, and (iii) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws. Any disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate.

(b) Remedies. In furtherance and not in limitation of the provisions of Section 7.2(a), if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Newco and Merger Sub (and their respective Affiliates, if applicable) and the Company and its Subsidiaries will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any restrictions on the activities of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided that, neither Newco nor Merger Sub (nor their respective Affiliates, if applicable) or the Company and its Subsidiaries shall be required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco or Merger Sub (or their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; provided, further, that neither Newco nor Merger Sub (nor their respective Affiliates) shall be required to take any action that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the reasonably expected benefits to Newco or Merger Sub (or their respective Affiliates) of completing the Merger.

7.3 Financing.

(a) No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Newco and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce (or have the effect of reducing) the aggregate amount of cash proceeds available from the Debt Financing contemplated in the Debt Commitment Letter (unless the Equity Financing is increased by an equivalent amount, Debt Financing is otherwise made available to fund such reduction) or reduce (or have the effect of reducing) the aggregate amount of the Equity Financing (unless the Debt Financing is increased by an equivalent amount), (ii) impose new or additional conditions or other terms (except in connection with any “flex” terms contained in the Debt Commitment Letter provided as of the date hereof) to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any material respect, (iii) adversely impact the ability of Newco, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Commitment Letters or the definitive agreements with respect thereto or (iv) impose obligations on the Company or its Subsidiaries prior to the Closing Date. In addition to the foregoing, Newco shall not release or consent to the termination of the Debt Commitment Letter or of any individual lender except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters, or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 7.3(b) (other than the obligations as set forth in Section 7.3(f)).

(b) Debt Financing and Alternate Debt Financing. Newco shall, and shall use its reasonable best efforts to cause its Affiliates to, use its or their reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) set forth in the Debt

Commitment Letter, including using its and their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter, (iii) promptly negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter, (iv) satisfy on a timely basis (or obtain a waiver of) all conditions to funding that are applicable to Newco and Merger Sub in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, and (v) consummate the Debt Financing at or prior to the Closing, including by enforcing its rights thereunder and causing the Debt Financing Sources to fund the full amount of the Debt Financing at the Closing. Newco and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due. In furtherance and not in limitation of the foregoing, in the event that, notwithstanding Newco’s use of its reasonable best efforts to satisfy its obligations under this Section 7.3(b), any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) set forth in the Debt Commitment Letter, Newco shall promptly notify the Company thereof and use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Newco and Merger Sub than those set forth in the Debt Commitment Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”); provided that in no event shall any Alternate Debt Financing have the effects described in clauses (i) through (iv) of Section 7.3(a), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Newco shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be redacted with respect to fee amounts, pricing caps, original issue discount provisions, “flex” provisions and other economic terms, so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing and/or any New Debt Commitment Letter then in effect.

(c) Equity Financing. Newco shall, and shall cause its Affiliates to, take all action and do, and shall cause its Affiliates to do, all things necessary, proper or advisable to obtain the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter, including by (i) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) complying with its obligations under the Equity Commitment Letter, satisfying on a timely basis all conditions to funding that are applicable to Newco and Merger Sub in the Equity Commitment Letter that are within their control, and (iii) consummating the Equity Financing at the Closing, including by enforcing its rights thereunder and causing the Equity Financing Sources to fund the requisite Equity Financing at the Closing.

(d) Information. Newco shall (i) keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Newco and Merger Sub shall promptly (but in any event no more than thirty-six (36) hours following the occurrence thereof) notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing, (B) of the receipt by Newco or Merger Sub of any oral or written notice or communication from the Equity Financing Source or any Debt Financing Source with respect to any (1) breach (or threatened breach), default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of the Financing Commitment Letter or such definitive agreements or (2) material dispute or disagreement between or among any parties to a Financing Commitment Letter or any definitive agreements related to the Financing, and (C) if for any reason Newco or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing. Newco shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within two (2) Business Days) after the date that the Company delivers a written request therefor to Newco. Newco shall, and shall use its best efforts to cause the Equity Financing Source and the Debt Financing Sources to, provide the Company and its Representatives with such reasonable access to Newco, the Equity Financing Source and the Debt Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Newco’s efforts to arrange the Financing; provided that Newco and its Representatives shall be permitted to participate in any such discussions or communications.

(e) No Financing Condition. Newco and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(f) Company Support.

(i) From and after the date hereof until the Effective Time, the Company will use its reasonable best efforts, will cause each of its Subsidiaries to use its respective reasonable best efforts and will use reasonable best efforts to cause its Representatives, to promptly provide Newco and Merger Sub with all customary cooperation reasonably requested by Newco or Merger Sub to assist it in causing the conditions in the Debt Commitment Letter (or New Debt Commitment Letter) to be satisfied or as is otherwise reasonably requested by Newco in connection with the Debt Financing (or Alternate Debt Financing), including:

(A) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company or any of its Subsidiaries, to participate) in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, sessions with rating agencies, sessions with prospective lenders and their respective advisors and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(B) assisting Newco and the Debt Financing Sources with the timely preparation of customary (i) rating agency presentations, lender and investor presentations (including providing customary executed authorization letters to the Debt Financing Sources authorizing the distribution of information to potential lenders), bank information memoranda and other marketing materials and similar documents required by Newco, Merger Sub or its financing sources (including the Financing Source) in connection with the Debt Financing; and (ii) forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing based on financial information and data derived from the Company’s historical books and records;

(C) assisting Newco in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Newco or the Debt Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Newco), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing (including the preparation of disclosure documents in connection with any such financing), it being understood that such documents will not take effect until the Effective Time;

(D) furnishing Newco and the Debt Financing Sources reasonably promptly with (x) (a) the audited financial statements of the Company for the three most recently completed fiscal years ended at least 90 days before the Closing Date, which shall be accompanied by an unqualified audit opinion of Ernst & Young LLP, (b) the unaudited consolidated balance sheet and related unaudited statements of income and cash flow related to the Company and its Subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date, (c) any other historical financial information of the Company required by Section 6 of Exhibit D of the Debt Commitment Letter and (y) all other financial information relating to the Company and its Subsidiaries that is necessary to permit Newco and Merger Sub to prepare the Confidential Information Memorandum (as defined in the Debt Commitment Letter as in effect as of the date of this Agreement) (the materials set forth in this clause (D), the “Required Financial Information”); provided that in no event shall the Required Financial Information be deemed to include, nor shall the Company be required to provide, pro forma financial statements, projections or other adjustments to the financial information of the Company or any of its Subsidiaries (provided that the Company agrees to use reasonable best efforts to cooperate with Newco in its preparation of such materials). If the Company in good faith reasonably believes that it has provided the Required Financial Information, it may deliver to Newco a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 7.3(f)(i)(D) and the Marketing Period shall be deemed to have commenced as of such date unless Newco or the Debt Financing Source in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and, within two (2) Business Days after the delivery of such notice by the Company, Newco delivers a written notice to the Company to that effect, stating in good faith the specific items of Required Financial Information the Company has not delivered, in which case such Required Financial Information shall be deemed to have been delivered and the Marketing Period to have commenced when such specific items have been delivered by the Company;

(E) cooperating with Newco to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Newco, including in connection with any arrangements to be effectuated after the Closing; provided that no such consents, landlord waivers and estoppels or non-disturbance agreements shall be effective prior to the Closing;

(F) reasonably facilitating the pledging of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness (if any) and the release and termination of any and all related Liens) on (but not prior to) the Closing Date;

(G) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing (if any), and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness (if any) and release of all Liens (other than Permitted Liens) in connection therewith;

(H) providing executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities and executing ratings agency engagement letters as required in connection with the Debt Financing (provided, that the Company shall not be required to pay any cost or expenses relating to rating agency engagement letters);

(I) taking all corporate, limited liability or other organizational actions, subject to the occurrence of the Closing, reasonably requested by Newco to (1) permit the consummation of the Debt Financing (including, to the fullest extent permitted by Applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time, in each case of clause (1) and (2), including, facilitating the execution and delivery at the Closing of definitive documents reasonably related to the Debt Financing (or any Alternative Debt Financing) (such documents, the “Debt Documents”) on the terms contemplated by the Debt Commitment Letter (or any New Debt Commitment Letter); and

(J) furnishing Newco and the Debt Financing Sources with (a) all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), and (b) a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), in each case, at least three (3) Business Days prior to the Closing Date to the extent requested in writing at least ten (10) Business Days prior to the Closing Date by the Debt Financing Sources.

(ii) Notwithstanding the provisions of Section 7.3(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Newco, (B) enter into or approve any definitive agreement or binding commitment in respect of the Debt Financing (other than with respect to authorization letters and ratings agency engagement letters referred to in Section 7.3(f)(i)(H) that is effective prior to the Closing), (C) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 7.3 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 7.3(f)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related to the Debt Financing.

(g) Use of Logos. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) are used solely in connection with a description of the Company, its business and products or the Merger or (iii) are used in any other manner as reasonably approved by the Company.

(h) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Newco and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing (or, for the avoidance of doubt, any Alternate Debt Financing) and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) are informed of the confidential nature of such information and agree to keep information of this type confidential, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(i) Company Reimbursement and Indemnification.

(i) If the Closing fails to occur for any reason, upon request by the Company, Newco shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 7.3(f).

(ii) Newco shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 7.3(f) and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries or Representatives).

(j) No Exclusive Arrangements. In no event will the Guarantor, the Equity Financing Source, Newco, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Newco or Merger Sub and the financing sources or potential financing sources of Newco, Merger Sub and such investors) enter into or enforce any Contract prohibiting or seeking to prohibit, or that would reasonably be expected to prohibit, any bank, investment bank or other potential provider of debt or equity financing for the Merger or any other transaction involving the Company or any of its Subsidiaries from providing or seeking to provide debt or equity financing to any Person in connection with any transaction relating to the Company or any of its Subsidiaries.

7.4 Efforts to Close.

(a) Reasonable Best Efforts. In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, including Section 7.2 (other than Section 7.2(b) with respect to Newco and Merger Sub, which sets forth Newco’s and Merger Sub’s sole and exclusive obligations in relation to the matters described therein (i.e., efforts required to obtain necessary antitrust clearances)) and Section 7.3, each of Newco, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable Antitrust Laws and foreign investment laws in the Relevant Jurisdictions, (iii) obtain all other necessary consents, waivers, approvals, orders and authorizations from Governmental Authorities and make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary to consummate the Merger and

(iv) to the extent reasonably requested by Newco, obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger). Notwithstanding anything to the contrary set forth in Section 7.2(b), this Section 7.4 or elsewhere in this Agreement, Newco and Merger Sub shall use their best efforts to obtain all necessary approvals in the Relevant Jurisdiction on Section 2.2(a)(ii)(B)(2) of the Company Disclosure Letter (provided, for the avoidance of doubt, that such efforts shall not require amending or modifying any contractual arrangements with third parties existing as of the date hereof).

(b) Forbearance. In addition to the foregoing, subject to the terms and conditions of this Agreement, (i) Newco or Merger Sub shall not (and shall cause their Affiliates, including the Equity Financing Source, not to), and (ii) the Company and its Subsidiaries shall not, in each case, take or fail to take any action that is intended to or has (or would reasonably be expected to have) the effect of (x) preventing the consummation of the Merger, (y) subjecting the filing under the HSR Act to a “second request” by the FTC or the Antitrust Division of the DOJ or the other approvals set forth on Section 2.2(a)(ii)(B)(1) of the Company Disclosure Letter to a “Phase II” or substantially equivalent review by the applicable Governmental Authority or (z) preventing, or delaying for more than ninety (90) calendar days following the date hereof, receipt of all necessary approvals in the Relevant Jurisdictions listed on Section 2.2(a)(ii)(B)(2) of the Company Disclosure Letter, in each case, until the condition set forth in Section 2.2(a)(ii)(A) has been satisfied.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

7.5 Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its Representatives (i) reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law or the terms of any Contracts to which the Company or any of its Subsidiaries is a party prior to the date of this Agreement that require the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, or that give the other party the right to terminate or accelerate the rights pursuant to such Contract; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (d) access would result in the disclosure of any Trade Secrets of a third party or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand; provided that, the Company shall (x) to the extent legally permissible and in a manner that would preserve privilege, provide Newco with a detailed description of such withheld or restricted information and (y) use its reasonable best efforts to find a way to allow disclosure of such information subject to the terms hereof, and (ii) to the extent available and prepared in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each calendar month (other than at the end of a fiscal quarter), and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company and its Subsidiaries, including statements of financial condition, results of operations and statements of cash flow. Nothing in this Section 7.5 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information (including monthly consolidated financial statements) not otherwise prepared in the ordinary course of business. Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Newco or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

7.6 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Newco in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case to the extent such untruth, inaccuracy or failure would be reasonably likely to cause any of the conditions to closing set forth in Sections 2.2(b)(i) or 2.2(b)(ii) to fail to be, or unable to be, satisfied as of the Closing Date.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall promptly notify the Company in the event that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Newco or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case to the extent such untruth, inaccuracy or failure would be reasonably likely to cause any of the conditions to closing set forth in Sections 2.2(c)(i) or 2.2(c)(ii) to fail to be, or unable to be, satisfied as of the Closing Date.

7.7 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Thoma Bravo, LLC and the Company have previously executed an Amended and Restated Confidentiality Agreement, dated May 14, 2018 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

7.8 Public Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Newco. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Newco and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before (a) participating in any media interviews, (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, and shall not engage in the foregoing without the prior consent of the other party (such consent not to be unreasonably withheld or delayed), except that the Company will not be obligated to obtain such consent with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement, (ii) principally directed to employees, suppliers, customers, partners or vendors and consistent with the communications plan previously agreed by Newco and the Company, provided, however, in each case of clauses (i) and (ii), to the extent permitted by Applicable Law, only if the Company has used its reasonable best efforts to consult with Newco and to obtain Newco’s consent but has been unable to do so prior to the time such communication is made, or (iii) related to or in connection with any disputes between the Company, on the one hand, and Newco, Merger Sub, the Guarantor, the Financing Sources, or their respective Affiliates, on the other hand, relating to this Agreement.

7.9 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Newco of all Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Newco reasonably informed with respect to the status thereof. For the avoidance of doubt, Transaction Litigation shall in no event include or be deemed to encompass any Legal Proceedings related to or in connection with any disputes between the Company, on the one hand, and Newco, Merger Sub, Guarantor, the Financing Sources or their respective Affiliates, on the other hand, relating to this Agreement. The Company shall (a) give Newco the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Newco with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Newco has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.9, “participate” means that Newco will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Newco may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 7.9 shall limit the rights of Newco under Section 1.4(b)(iii).

7.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under the DGCL, their respective organizational documents and any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 7.11(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Newco a written notice asserting a claim for indemnification under this Section 7.11(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.11(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.11(c) of the Company Disclosure Letter); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance; provided the aggregate cost of such “tail” policy shall not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 7.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) Successors and Assigns. If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Newco) shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 7.11.

(e) No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or Applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Newco and their respective Subsidiaries under this Section 7.11 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

7.12 Employee Matters.

(a) Acknowledgment of Change of Control. Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time (excluding equity based benefits, except as set forth in Section 1.4(c) pursuant to which the Contingent Option Consideration and Contingent RSU Consideration will remain subject to their vesting and acceleration terms as in effect immediately prior to the Effective Time), provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by this Agreement or Applicable Law.

(c) Continuation of Company Plans. As of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time (or, if earlier, the date of termination of employment of the relevant Continuing Employee), the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than equity based benefits and individual employment agreements not providing for severance) and any other employee benefit plans or other compensation (including base salary or wages, short-term incentive bonuses based on a performance period of twelve (12) months or less and commissions, but not including equity based compensation) and severance arrangements of the Surviving Corporation or any of its Subsidiaries (other than equity-based plans and individual employment agreements not providing for severance) (together, the “Company Plans”) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time. The Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) provide each Continuing Employee who incurs a termination of employment during the one (1)-year period immediately following the Effective Time with severance benefits that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies or arrangements of the Company and its Subsidiaries and employment agreements covering Continuing Employees as in effect immediately prior to the Effective Time.

(d) Service Credit; Etc. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but not including any defined benefit pension plan or similar arrangement or for any purpose under any equity or equity-based plan); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or was not credited for the same purpose with respect to such Continuing Employee under the analogous Employee Plan immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived for such person under the analogous Employee Plan immediately prior to the Closing Date, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeitures that were not applicable as of the Effective Time.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment or any term or condition of employment for any period of time for, or preclude the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.12, require Newco, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit or compensation plan, program, agreement or arrangement.

(f) 2018 Bonus. To the extent that a Continuing Employee is eligible to receive an annual bonus for calendar year 2018 or quarterly bonus for the fourth quarter of calendar year 2018 (“2018 Bonuses”), payable in cash and based on the Company’s achievement of performance criteria, (i) the level of achievement of the applicable performance metrics will be determined in good faith by the Company Board or a committee thereof as of immediately prior to the Effective Time, and (ii) provided that the Continuing Employee remains employed by the Company as of immediately prior to the Closing Date, the Surviving Corporation shall pay (and Newco shall cause the Surviving Corporation to pay) such 2018 Bonuses.

(g) Section 280G. The Company and Newco or any Subsidiary of Newco shall use their reasonable best efforts to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including as a result of the Merger under all employment, severance and termination agreements, other compensation arrangements and Employee Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1). The Company shall deliver a Section 280G analysis to Newco as soon as administratively feasible following the date hereof.

7.13 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Newco and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

7.14 Newco Vote. Immediately following the execution and delivery of this Agreement, Newco, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

7.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

7.16 Tax Rulings.

(a) As soon as practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling (which shall be approved by Newco prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming (i) that the cancellation and conversion of the Company 102 Options, Company 102 RSUs and Company 102 Shares in accordance with Section 1.4(c)(i), Section 1.4(c)(ii) or Section 1.4(b), as applicable, shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the applicable 102 Amounts are deposited with the Section 102 Trustee until the end of the respective holding period, (ii) that the deposit of the applicable 102 Amounts with the Payment Agent and the Section 102 Trustee shall not be subject to any withholding obligation and (iii) the tax treatment of the Contingent Option Consideration and Contingent RSU Consideration paid with respect to Section 102 Options and Section 102 RSUs (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Newco, the Surviving Corporation, the Payment Agent and their respective agents from any withholding obligation with respect to consideration paid for Section 102 Securities. The initial request shall be filed as a fast track ruling request for an interim approval confirming, among other things, that Newco and any Person acting on its behalf (including the Payment Agent and the Surviving Corporation) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to any Section 102 Securities to the Payment Agent, the Section 102 Trustee or the Company in connection with the Merger (the “Interim Option Tax Ruling”). To the extent that prior to the Closing only the Interim Option Tax Ruling shall have been obtained, then all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained.

(b) Without limiting the generality of Section 7.2, each of the Company and Newco shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling (including the Interim Option Tax Ruling). The final text of the Interim Option Tax Ruling and the Option Tax Ruling shall be subject to the prior written approval of Newco or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. The Company will enable Newco’s Representatives to participate in all meetings with the ITA relating thereto. To the extent that Newco’s Representatives elect not to participate in any such meeting, the Company’s Representatives shall provide Newco’s Representatives a report of the meetings held with the ITA. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Options Tax Ruling and the Options Tax Ruling, as promptly as practicable.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company if the Effective Time shall not have occurred on or before March 9, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose material breach of this Agreement has been the principal cause of the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Newco or the Company if the Company Stockholders Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Newco or the Company if any Governmental Authority in any Relevant Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger permanently illegal in any of the Relevant Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Jurisdictions, or (ii) issued or granted any Order that has the effect of making the Merger illegal permanently in any of the Relevant Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Jurisdictions and such Order shall have become final and nonappealable; or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Newco or Merger Sub set forth in this Agreement or (ii) that any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Newco or Merger Sub or such inaccuracies in the representations and warranties of Newco or Merger Sub are curable by Newco or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Newco of such breach or inaccuracy, as applicable or (B) Newco or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Newco or Merger Sub is cured within such thirty (30) calendar day period); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if it is then in material breach of any covenant contained in this Agreement; or

(f) by the Company in the event that (i) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Newco and Merger Sub have failed to consummate the Merger at the time the Closing should have occurred pursuant to Section 2.1, (iii) the Company has irrevocably notified Newco in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 2.2(c) have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 2.2(c), (iv) the Company has given Newco written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) if Newco and Merger Sub fail to consummate the Merger, and (v) Newco and Merger Sub fail to consummate the Merger on the later of the expiration of such three (3) Business Day period and the date set forth in the foregoing notice;

(g) by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) the Superior Proposal was not solicited in violation of the terms of Section 6.1, Section 6.2(a) or Section 6.2(d) or in material violation of the terms of Section 6.2(b), (ii) the Company has complied with Section 7.1(c)(ii) and (iii) immediately prior (and as a condition) to the termination of this Agreement, the Company pays to Newco the Company Termination Fee payable pursuant to Section 8.4(a)(ii); or

(h) by Newco in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Newco to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Newco and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(h) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to Newco if it is then in material breach of any covenant contained in this Agreement; or

(i) by Newco in the event that the Company Board (or any committee thereof) (i) shall have effected a Company Board Recommendation Change or (ii) fails to publicly reaffirm the Company Board Recommendation within four (4) Business Days after Newco so requests in writing following any public statement by a stockholder of the Company or a member of the Company Board expressing opposition to the Merger or the Merger Consideration (it being understood that the Company Board shall have no obligation to so reaffirm the Company Board Recommendation on more than two (2) occasions).

8.2 Notice of Termination. A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 8.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

8.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.3(i), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any fraud committed in connection with this Agreement or any of the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement and the Guaranty, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

8.4 Termination Fees.

(a) Company Termination Fees.

(i) In the event that (A) this Agreement is terminated pursuant to Section 8.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and not withdrawn, and (C)

within one (1) year following the termination of this Agreement pursuant to Section 8.1(c), the foregoing Competing Acquisition Transaction is consummated or the Company enters into a definitive Contract to consummate the foregoing Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then within one (1) Business Day after consummation of such Competing Acquisition Transaction, the Company shall pay to Newco (or its designee) a fee equal to the Company Termination Fee, less the amount of Newco Expenses previously paid to Newco pursuant to Section 8.4(d), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(g), then as a condition to such termination of this Agreement, the Company shall tender to Newco (and pay to Newco if Newco agrees to accept such payment) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(i), then within one (1) Business Day after demand by Newco, the Company shall pay to Newco the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Newco Termination Fee.

(i) In the event that this Agreement is terminated (A) pursuant to Section 8.1(e) or Section 8.1(f), or (B) pursuant to Section 8.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(f), then within one (1) Business Day after demand by the Company, Newco shall pay to the Company a fee equal to One Hundred Forty Million Dollars $140,000,000 (the “Newco Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii) The parties hereto acknowledge and hereby agree that in no event shall Newco be required to pay the Newco Termination Fee on more than one occasion, whether or not the Newco Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Recovery. Newco, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Newco, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 8.4(a) or Newco fails to promptly pay any amounts due pursuant to Section 8.4(b) and, in order to obtain such payment, Newco, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4(a) or any portion thereof or a judgment against Newco for the amount set forth in Section 8.4(b) or any portion thereof, as applicable, the Company will pay to Newco or Newco will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d) Newco Expenses. In the event this Agreement is terminated pursuant to (i) Section 8.1(c), under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.4(a)(i), or (ii) Section 8.1(h), and as of such time of such termination by Newco, Newco and Merger Sub were not in material breach of their representations, warranties, covenants or agreements under this Agreement, then within one (1) Business Day after demand by Newco, the Company shall pay to Newco up to $4,000,000 of Newco’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Newco and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Newco Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Newco; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.4(a)(i) shall not relieve the Company of its obligations to pay the Newco Expenses pursuant to this Section 8.4(d); provided, further, that the payment by the Company of Newco Expenses pursuant to this Section 8.4(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.4(a)(i) except to the extent indicated in Section 8.4(a)(i).

(e) Acknowledgement. Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Newco Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.4(a) or Section 8.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Newco or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.4, the parties would not have entered into this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at www.dfsvenue.com (Project Imperial) at least one (1) Business Day prior to the execution and delivery of this Agreement and which remained available until the Closing.

(h) All references to the “ordinary course of business” of a particular Person or similar phrases shall mean the ordinary course of business consistent with past practices of such Person and its Subsidiaries (including with respect to frequency and magnitude).

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.2 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval; and provided, further, however, that this Section 9.2 and Sections 9.3, 9.4, 9.9, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

9.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; and provided, further, however, that this Section 9.3 and Sections 9.2, 9.4, 9.9, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

9.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Newco will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement (a) from and after the Effective Time, (i) in connection with a merger or consolidation involving Newco or other disposition of all or substantially all of the assets of Newco or the Surviving Corporation; (ii) to any other Person; or (iii) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; or (b) to any of its Affiliates; provided that in the case of clause (a)(iii) or (b), Newco and Merger Sub remain liable for their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via e-mail to the parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

(a)	if to Newco or Merger Sub, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Attention:          Seth Boro

                Chip Virnig

                Andrew Almeida

E-mail: sboro@thomabravo.com; cvirnig@thomabravo.com;

aalmeida@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention:          Gerald T. Nowak, P.C.

                Corey D. Fox, P.C.

                Bradley C. Reed

E-mail: gnowak@kirkland.com; cfox@kirkland.com;

breed@kirkland.com

(b)	if to the Company (prior to the Closing), to:

Imperva, Inc.

3400 Bridge Parkway

Redwood Shores, California 94065

Attention:          Trâm Phi, Chief Legal Officer and Chief of Staff

                 Shu White, General Counsel

E-mail:              tram.phi@imperva.com; shu.white@imperva.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention:          David A. Bell

                Ken S. Myers

E-mail:             dbell@fenwick.com; kmyers@fenwick.com

9.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time.

9.7 Expenses. Subject to Section 8.4(d), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

9.8 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE

OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9 Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.11, (b) from and after the Effective Time, the rights of holders of Shares to receive the merger consideration set forth in Article I and (c) each Debt Financing Source shall be an express third-party beneficiary with respect to, and may enforce, Sections 9.2, 9.3, 9.4, 9.11, 9.12, 9.13, 9.14 and this Section 9.9. Notwithstanding anything herein to the contrary, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

9.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Remedies of Newco and Merger Sub.

(i) Specific Performance. The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by the Company of any of its obligations hereunder, Newco and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Newco from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.4(a) and/or the reimbursement of Newco Expenses pursuant to Section 8.4(d); provided, however, that in no event shall Newco be permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity following the payment of the Company Termination Fee in accordance with the terms of this Agreement.

(ii) Company Termination Fee. Newco shall be entitled to payment of the Company Termination Fee if and when payable pursuant to Section 8.4(a).

(iii) Expense Reimbursement. Newco shall be entitled to reimbursement of Newco Expenses if and when payable pursuant to Section 8.4(d).

(iv) Termination. Newco and Merger Sub shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. In no event shall (A) Newco, Merger Sub, the Guarantor or the Equity Financing Source or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Newco, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Newco, Merger Sub, the Guarantor, the Equity Financing Source and their respective Affiliates (the foregoing in clauses (A) and (B) collectively, the “Newco Related Parties”) have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Newco and Merger Sub to payment of the Company Termination Fee as set forth in Section 8.4(a) and/or the Newco Expenses pursuant to Section 8.4(d).

(c) Remedies of the Company.

(i) Specific Performance (Pre-Closing Covenants). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by Newco or Merger Sub of any of their respective obligations hereunder, and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 9.11(c)(ii)), the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Newco and Merger Sub in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof.

(ii) Specific Performance (Closing). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to a valid termination of this Agreement pursuant to Section 8.1, the Company shall be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Newco’s obligation to cause the Equity Financing to be funded (and to exercise its third-party beneficiary rights under the Equity Commitment Letter) and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, (B) the Debt Financing has been funded in accordance with the terms thereof or the Debt Financing Sources have confirmed in writing that it will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (C) Newco and Merger Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.1 to occur and (D) the Company has irrevocably confirmed in writing to Newco that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur. In no event shall the Company be entitled to enforce specifically Newco’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to specifically enforce the terms of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.11(c)(i) and this Section 9.11(c)(ii). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Newco Termination Fee pursuant to Section 8.4(b); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under this Agreement or available at law or equity following the payment of the Newco Termination Fee in accordance with the terms of this Agreement.

(iii) Newco Termination Fee. The Company shall be entitled to payment of the Newco Termination Fee if and when payable pursuant to Section 8.4(b).

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. In no event shall (A) the Company, its Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (foregoing in clauses (A) and (B) collectively, the “Company Related Parties”) have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Newco, Merger Sub, the Guarantor, the Equity Financing Source or any other Newco Related Party other than (i) the right of the Company to payment of the Newco Termination Fee as set forth in Section 8.4(b), (ii) to enforce its rights under the Guaranty, (iii) the right of the Company to reimbursement and indemnification as set forth in Section 7.3(i) or (iv) the rights of the Indemnified Persons set forth in Section 7.11 following the Closing. For the avoidance of doubt, in the event this Agreement is terminated in accordance with Section 8.1, payment of the Newco Termination Fee by Newco or the Guarantor (if payable pursuant to Section 8.4(b)) represents the maximum aggregate Liability of Newco, Merger Sub, the Guarantor and any other Newco Related Party under this Agreement and the transactions and other agreements contemplated hereby (other than the amounts due under Section 7.3(i)). In addition, and notwithstanding anything in this Agreement to the contrary, the Company hereby (A) agrees that no Company Related Party shall have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from any Debt Financing Source and (B) waives any and all claims against the Debt Financing Sources (and agrees not to bring any claim or cause of action) and hereby agrees that in no event shall the Debt Financing Sources have any liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby; provided that, notwithstanding anything to the contrary in the foregoing, nothing in this Section 9.11(c)(v) shall in any way limit or modify the rights and obligations of Newco, Merger Sub or the Debt Financing Sources set forth under the Debt Commitment Letters. In addition to the rights of Newco and Merger Sub hereunder, Newco and Merger Sub shall be entitled, at Newco and Merger Sub’s sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(d) Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.13 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Newco or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief expressly applicable under this Section 9.11 on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(e) Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Newco Related Parties or the Company Related Parties, as the case may be, arising under or based upon any Applicable Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

9.12 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, Delaware Law, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary contained herein, any and all claims arising directly or indirectly out of or concerning the Debt Financing (including any claim, controversy or dispute against or involving any Debt Financing Source, including their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.12) shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

9.13 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any or state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding the foregoing, subject to Section 9.11(c)(v), none of the parties hereto, any of their respective Affiliates, any Company Related Party or any Newco Related Party will bring, or support, any action, suit, cause of action, claim or proceeding, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) the Supreme Court of the State of New York, County of New York or (ii) the United States District Court for the Southern District of New York (and appellate courts thereof).

9.14 WAIVER OF JURY TRIAL. EACH OF NEWCO, COMPANY AND MERGER SUB ACKNOWLEDGES AND AGREES THAT ANY LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE MERGER, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEWCO, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCE IN CONNECTION WITH THE FINANCING UNDER THIS AGREEMENT AND THE FINANCING COMMITMENT LETTERS.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

IMPERIAL PURCHASER, LLC

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President and Assistant Secretary

IMPERIAL MERGER SUB, INC.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President and Assistant Secretary

IMPERVA, INC.

By:	/s/ Christopher S. Hylen
Name:	Christopher S. Hylen
Title:	President and Chief Executive Officer

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and its Subsidiaries (with assets being measured by the fair market value thereof); or (iv) any combination of the foregoing; provided that, for the avoidance of doubt, all references to “Third Party” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2018.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Incentive Plans” means (i) the Company’s 2011 Stock Option and Incentive Plan, (ii) the Company’s 2015 Equity Inducement Plan, (iii) the Company’s 2003 Stock Plan, (iv) the Incapsula, Inc. 2010 Stock Incentive Plan and (v) the Prevoty, Inc. First Amended and Restated 2013 Stock Incentive Plan, in each of the foregoing clauses (i)-(v) as such plan has been amended from time to time, and including related sub-plans, addenda and agreements entered into and awards issued under such plan.

“Company ESPP” means the Company’s 2011 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic or political conditions in the United States or any other country or region in the world;

(ii) conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii) changes in Applicable Law or GAAP or the interpretations thereof;

(iv) acts of war, terrorism or sabotage;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement, including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers to the extent related thereto;

(vii) any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(ix) any action taken pursuant to the terms of this Agreement or the failure to take any action prohibited by the terms of this Agreement;

(x) any action taken at the request of Newco or with the prior consent or approval of Newco;

(xi) the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation;

(xii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including those arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xiii) the matters set forth in the Company Disclosure Letter

(except, in the case of each of clauses (i) through (v) above, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business).

“Company Options” means any issued and outstanding options (including commitments to grant options approved by the Company Board or authorized committee of the Company Board prior to the date hereof) to purchase Shares granted under or pursuant to a Company Equity Incentive Plan.

“Company Products” means any and all products and services currently marketed, sold, licensed, provided or distributed by Company and its Subsidiaries.

“Company Software” means the Software that the Company or any of its Subsidiaries owns or purports to own.

“Company Termination Fee” shall mean an amount in cash equal to $60,000,000; provided that if the Company Termination Fee becomes payable during the Go-Shop Period in connection with a termination of this Agreement during the Go-Shop Period pursuant to Section 8.1(g) relating to a Superior Proposal from a Third Party, the Company Termination Fee shall be an amount equal to $25,000,000.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Compliant” means, with respect to the Required Financial Information, that (a) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information (unless a new unqualified audit opinion has been received in respect thereof from a nationally recognized independent registered accounting firm of national standing (so long as such new audit opinion is not subsequently withdrawn)), (b) none of the financial statements included in the Required Financial Information have been restated and neither the Company nor its Affiliates has publicly announced any intention to, or determined it must, do so; provided that if any of the foregoing occurs, then such Required Financial Information shall be deemed not to be Compliant unless and until such restatement has been completed and the Required Financial Information has been amended to reflect such restatement (together with, with respect to financial statements for a fiscal year, an unqualified audit opinion) or the Company has determined that no restatement shall be required and (c) all Required Financial Information does not contain an untrue statement of material fact or omit to state any material facts necessary to make such Required Financial Information, in light of the circumstances under which they were made, not misleading, at any point throughout such period (unless such Required Financial Information has been subsequently amended or supplemented so this clause (c) is satisfied).

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Newco or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“Data Security Requirements” means, collectively, all of the following to the extent related to the collection, use, processing, storage, protection, transfer or disposition of data, or otherwise relating to privacy, data protection and security, anti-spam, security breach notification requirements applicable to the Company and any of its Subsidiaries: (i) all Applicable Laws, including any legislation currently in force in any jurisdiction worldwide concerning the protection or processing of personal data, such as the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003) and any legislation which implements the European Union’s Directive 95/46/EC and the Privacy and Electronic Communications Directive (2002/58/EC), each as amended, or which implements any other current legal act of the European Union or the United Kingdom concerning the protection and processing of personal data, as applicable (collectively, the “Data Privacy Legislation”); (ii) the Company’s and its Subsidiaries’ own rules and policies; (iii) applicable industry standards that are binding on the Company and its Subsidiaries; and (iv) contractual obligations of the Company and any of its Subsidiaries (including with respect to the Payment Card Industry (PCI) Data Security Standard).

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or may have any material Liability.

“Environmental Law” means any Applicable Law or Order relating to public or worker health or safety, pollution or the protection of the environment.

“Equity Financing Source” means Thoma Bravo Fund XIII, L.P.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” shall mean any Third Party from which the Company or its Representatives received during the Go-Shop Period a bona fide written Acquisition Proposal that: (i) remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period; and (ii) the Company Board reasonably determines in good faith, after consultation with the Company’s financial and legal advisors, constitutes or would be reasonably likely to lead to a Superior Proposal. For the avoidance of doubt, a Third Party that is determined to be an Excluded Party pursuant to the foregoing shall cease to be an Excluded Party at such time as the Company Board determines in good faith that such Excluded Party’s Acquisition Proposal no longer constitutes or would no longer be reasonably likely to lead to a Superior Proposal in light of the facts and circumstances available to, or known by, the Company Board.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any Contract for the sale of goods or services currently in performance that is between the Company and a Governmental Authority or entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority.

“Government Grant” means any exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Governmental Authority, or judicial body thereof, any outstanding application to receive the same filed by the Company or any of its Subsidiaries, including, any material Tax or other incentive granted to, provided or made available to, or enjoyed by the Company or any of its Subsidiaries, under the Laws of the State of Israel, and further including without limitation, by or on behalf of or under the authority of the Investment Center.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means any of the following Liabilities or obligations: (i) indebtedness for borrowed money; (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) Liabilities related to the deferred purchase price of property or services (including earn-outs, holdbacks or any other similar contingent payment obligation) other than those trade payables incurred in the ordinary course of business; (v) Liabilities pursuant to leases required to be capitalized under GAAP; (vi) Liabilities pursuant to conditional sale or other title retention agreements; (vii) Liabilities with respect to vendor advances or any other advances; (viii) net Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (ix) indebtedness of the types described in clauses (i) through (viii) above of others guaranteed by the Company or any of its Subsidiaries or secured by any lien, mortgage or security interest on the assets of the Company or any of its Subsidiaries, including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names and applications and registrations therefore (collectively, “Domain Names”); (vi) software and firmware of any type (whether in source code, executable code and object code form) and related data, databases and collections of data, and any related specifications and documentation (“Software”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” shall mean any material fact, event, change, development or circumstance occurring or arising after the date hereof not known or reasonably foreseeable by the Company Board as of the date hereof, which material fact, event, change, development or circumstance becomes known to the Company Board prior to the Requisite Stockholder Approval and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that, in no event shall the receipt, existence or terms of an Acquisition Proposal or Acquisition Transaction, or any inquiry, indication of interest, proposal or offer that would be reasonably likely to lead to an Acquisition Proposal or Acquisition Transaction, or the consequences thereof, constitute an Intervening Event.

“Investment Center” means the Israeli Authority for Investments and Development of the Industry and Economy.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ITA” means the Israel Tax Authority.

“knowledge” of the Company, with respect to any matter in question, means the actual knowledge of Christopher Hylen, Mike Burns, Trâm Phi, Nilesh Patel and Shu White, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance (not including licenses to Intellectual Property rights), claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the expiration of the Go-Shop Period and beginning on the date Newco has received from the Company all of the Required Financial Information and ending prior to the Closing Date (provided that, if at any time during such fifteen (15) consecutive Business Days, any additional information required by the Debt Commitment Letter becomes Required Financial Information due to the passage of time, the delivery of such additional information shall not terminate or restart the Marketing Period); provided that (x) if such Marketing Period has not been completed on or prior to December 21, 2018, such period shall not be deemed to have commenced until January 3, 2018 and (y) each of November 21, 2018, November 22, 2018, November 23, 2018, January 21, 2019 and February 18, 2019 shall not constitute a Business Day for purposes of the Marketing Period; provided, further, that the Marketing Period shall not commence or be deemed to have commenced if, following the delivery of the Required Financial Information but prior to the completion of such fifteen (15) consecutive Business Day period, any such Required Financial Information would not be Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until the Required Financial Information is provided and is Compliant throughout).

“Material Contract” means any of the following:

(i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii));

(ii) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract that is not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has severance or termination pay obligations of $200,000 or more as of the date of this Agreement (other than those pursuant to which severance is required by Applicable Law or for which the Company has adequate accruals);

(iii) any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the Company and its Subsidiaries, taken as a whole; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) executed on or after the Reference Date relating to a transaction involving the disposition or acquisition of (1) assets whose value, in each case, is in excess of $5,000,000 or (2) any assets constituting a material business or business line by the Company or any of its Subsidiaries after the date of this Agreement, in each case other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vi) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Outstanding Stock Awards);

(vii) any Contract providing for indemnification of any officer, director or employee by the Company;

(viii) any Contract that is a settlement agreement that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement;

(ix) any Contract that involves a joint venture or partnership with any third Person; and

(x) any material Contract relating to the licensing or granting of rights, or other permissions or arrangements, with respect to any Intellectual Property Rights, other than licenses for commercially available, off-the-shelf software licensed pursuant to standard, unmodified terms and conditions.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Newco Material Adverse Effect” means any material adverse effect on the ability of Newco or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Original Vesting Conditions” means (i) with respect to an unvested Company Option, the original vesting conditions applicable to such unvested Company Option, including all vesting schedules and acceleration provisions (A) as in effect on the date hereof (which vesting schedules are set forth on Section 1.4(c)(i) of the Company Disclosure Letter) or (B) as set forth on Section 5.2(g) of the Company Disclosure Letter, and (ii) with respect to an unvested RSU, the original vesting conditions applicable to such unvested RSU, including all vesting schedules and acceleration provisions (A) as in effect on the date hereof (which vesting schedules are set forth on Section 1.4(c)(ii) of the Company Disclosure Letter) or (B) as set forth on Section 5.2(g) of the Company Disclosure Letter.

“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961.

“Outstanding Stock Awards” means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plans and (ii) any issued and outstanding RSUs, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plans, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate, (iv) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title that in each case, individually or in the aggregate, do not materially interfere with or impair the use or operation thereof by the Company or its Subsidiaries, (v) Liens on real property demised, (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security programs, (vii) other Liens arising in the ordinary course of business that are not incurred in connection with the borrowing of money and that do not materially interfere with ownership or use of the subject asset and (viii) non-exclusive licenses of Company Intellectual Property Rights granted by the Company or its Subsidiaries in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any software that is licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Relevant Jurisdictions” shall mean the United States and the non-U.S. jurisdictions set forth in Section 2.2(a)(ii)(B)(1) of the Company Disclosure Letter.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“RSUs” means any issued and outstanding restricted stock units (including commitments to grant restricted stock units approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Section 102” means section 102 of the Ordinance.

“Section 102 Options” means Company Options granted and subject to tax pursuant to Section 102(b)(2) of the Ordinance.

“Section 102 RSUs” means RSUs granted and subject to tax pursuant to Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

“Section 102 Securities” means Section 102 Options, Section 102 RSUs and Section 102 Shares.

“Section 102 Shares” means shares of Company Common Stock issued upon exercise of Section 102 Options or upon settlement of Section 102 RSUs.

“Section 102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Section 102 Securities.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Award” means any award of Company Options or RSUs.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any written Acquisition Proposal made by a Third Party after the date of this Agreement that (i) was not solicited in violation of Section 6.1 or Section 6.2 and (ii) the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Third Party making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, assessments and similar governmental charges, duties, impositions and liabilities, in each case in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, unclaimed property, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

“Technology” means all tangible items of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, software, firmware, and computer programs.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Newco or any of its Affiliates or Representatives.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

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